        Coral Reserves Natural Gas Income Fund 1993 Limited Partnership
               Calculation of Ratio of Earnings to Fixed Charges


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
                                                                                                       Three months ended
                                                      Years ended December 31,                              March 31,
                                                      ------------------------                              ---------
                                     1995       1996          1997           1998         1999           1999        2000
                                  --------   ---------     ---------       -------      --------        -------    --------
Earnings
--------
Pre-tax Income                     497,949     979,697       997,534        38,134       565,435         73,870     176,106
Add: Interest Expense                    -      38,018        31,582        42,900        40,682         11,737      11,021
                                  --------   ---------     ---------       -------      --------        -------    --------
                                   497,949   1,017,715     1,029,116        81,034       606,117         85,607     187,127



Fixed Charges
-------------
Interest Expense                         -      38,018        31,582        42,900        40,682         11,737      11,021
                                  --------   ---------     ---------       -------      --------        -------    --------




Ratio of earnings to
   fixed charges                        (1)     26.8:1        32.6:1         1.9:1        14.9:1          7.3:1      17.0:1
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(1)  Not applicable since CR93 incurred no interest expense or other fixed charges